Exhibit 99.1

Energy Services of America Reports Fiscal Third Quarter 2025 Results

HUNTINGTON, W.Va., August 11, 2025 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fiscal third quarter ended June 30, 2025.

Third Quarter Summary (1)

•            Revenue of $103.6 million, a 21% increase

•            Gross profit of $12.0 million, compared to $15.3 million

•            Net income of $2.1 million, or $0.12 per diluted share

•            Backlog of $304.4 million compared to $250.9 million

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our third quarter results show a significant sequential improvement as we entered the more favorable spring and summer weather period. We also recorded strong revenue growth from the prior-year quarter primarily driven by our Gas & Water Distribution business line," said Doug Reynolds, President of Energy Services. "We also increased our backlog by $24 million sequentially thanks in part to increased opportunities for water and wastewater projects.”

“We remain optimistic about the outlook for our business as we enter the final quarter of fiscal 2025 and into fiscal 2026. Opportunities for projects within the electrical, mechanical, and general construction business remain strong and we continue to benefit from ongoing water and wastewater pipe replacement projects through private utility companies. The strong inflow of opportunities allows us to select projects with a more attractive margin profile while continuing to effectively manage and staff these projects. Overall, we believe the favorable tailwinds across our industries will allow us to continue to deliver top and bottom-line growth while generating long-term value for our shareholders,” Mr. Reynolds concluded.

Third Quarter Fiscal 2025 Financial Results

Total revenues for the period equaled $103.6 million, compared to $85.9 million in the third quarter of fiscal 2024. The year-over-year increase was primarily driven by increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines, which more than offset a decline in Gas & Petroleum Transmission.

Gross profit was $12.0 million, compared to $15.3 million in the prior-year quarter. Gross margin was 11.6% of revenues, compared to 17.8% of revenues in the third quarter of fiscal 2024. The decrease is related to lower operational efficiency resulting in less fixed cost coverage.

Selling and administrative expenses were $8.8 million, compared to $6.8 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth, the acquisition of Tribute in December 2024 and increased consulting and audit fees due to becoming an accelerated filer which requires a separate internal controls audit.

Net income was $2.1 million, or $0.12 per diluted share, compared to net income of $17.5 million or $1.06 per diluted share in the third quarter of fiscal 2024. The prior-year quarter included approximately $11.4 million, or $0.69 per diluted share, from a legal judgement.

Backlog as of June 30, 2025 was $304.4 million, compared to $280.7 million as of March 31, 2025 and $250.9 million as of June 30, 2024.

Below is a comparison of the Company's operating results for the three and nine months ended June 30, 2025 and 2024 (unaudited):

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Revenue	$103,601,585	$85,923,760	$280,926,850	$247,214,602

Cost of revenues	91,618,987	70,615,936	258,602,810	214,828,263

Gross profit	11,982,598	15,307,824	22,324,040	32,386,339

Selling and administrative expenses	8,814,545	6,815,191	25,602,253	21,335,862
Income (loss) from operations	3,168,053	8,492,633	(3,278,213)	11,050,477

Other income (expense)
Proceeds from lawsuit judgement	-	15,634,499	-	15,634,499
Other nonoperating expense	(38,529)	(27,446)	(107,407)	(33,935)
Interest expense	(781,198)	(546,960)	(2,140,686)	(1,771,560)
(Loss) gain on sale of equipment	(128,710)	571	50,532	292,166
	(948,437)	15,060,664	(2,197,561)	14,121,170

Income (loss) before income taxes	2,219,616	23,553,297	(5,475,774)	25,171,647
Income tax expense (benefit)	137,987	6,039,670	(1,612,718)	6,724,653
Net income (loss)	$2,081,629	$17,513,627	$(3,863,056)	$18,446,994

Weighted average shares outstanding-basic	16,625,761	16,565,827	16,644,028	16,567,034
Weighted average shares-diluted	16,666,135	16,597,982	16,644,028	16,602,903

Earnings (loss) per share-basic	$0.13	$1.06	$(0.23)	$1.11
Earnings (loss) per share-diluted	$0.12	$1.06	$(0.23)	$1.11

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Net income (loss)	$2,081,629	$17,513,627	$(3,863,056)	$18,446,994
Add (less): Income tax expense (benefit)	137,987	6,039,670	(1,612,718)	6,724,653
Add: Interest expense, net of interest income	781,198	546,960	2,140,686	1,771,560
Add: Non-operating expense	38,529	27,446	107,407	33,935
Less: Income from lawsuit judgement	-	(15,634,499)	-	(15,634,499)
Add (less): Loss (gain) on sale of equipment	128,710	(571)	(50,532)	(292,166)
Add: Depreciation and intangible asset amortization expense	3,291,414	2,264,418	9,172,704	6,662,650
Adjusted EBITDA	$6,459,467	$10,757,051	$5,894,491	$17,713,127

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Forward-Looking Statements

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710